AAM Names Terry Grayson-Caprio to Board of Directors DETROIT, March 17, 2025 - American Axle & Manufacturing (NYSE: AXL) has named Terry Grayson-Caprio to its Board of Directors. Grayson-Caprio is a retired Managing Partner of KPMG LLP. “I am pleased to welcome Terry as the latest addition to the AAM Board of Directors,” said David C. Dauch, AAM’s Chairman and CEO. “Her financial expertise, together with her experience partnering with global companies on transformational change, large-scale growth, and integration further strengthens the background and skills represented on our Board.” With more than 40 years of business experience, including 10 years as a Managing Partner at a Big Four firm, Grayson- Caprio is a financial expert and valued business strategist. She has assisted a variety of public and private clients, specializing in industrial markets (automotive and advanced materials manufacturing), consumer markets, and international growth companies to manage growth, acquisitions, and expansion. Grayson-Caprio currently serves on the boards of Southern First Bancshares, Inc. and Caldwell Partners International, Inc. Full director bios are available at aam.com. About AAM: As a leading global Tier 1 Automotive and Mobility Supplier, AAM designs, engineers and manufactures Driveline and Metal Forming technologies to support electric, hybrid and internal combustion vehicles. Headquartered in Detroit with over 75 facilities in 16 countries, AAM is bringing the future faster for a safer and more sustainable tomorrow. ### For more information: Investor Contact David H. Lim Head of Investor Relations (313) 758-2006 david.lim@aam.com Media Contact Christopher M. Son Vice President, Marketing & Communications (313) 758-4814 chris.son@aam.com IMMEDIATE RELEASE